CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our reports dated February 12, 2009 and April 10, 2009 relating to the financial statements and financial highlights which appear in the February 28, 2009 Annual Report to Shareholders of the T. Rowe Price Tax Efficient Balanced Fund (one of the funds comprising T. Rowe Price Tax-Efficient Funds, Inc.) and the December 31, 2008 Annual Report to Shareholders of the T. Rowe Price Balanced Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

May 15, 2009